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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               NTS-PROPERTIES IV
                           (NAME OF SUBJECT COMPANY)

                               NTS-PROPERTIES IV
                       (NAMES OF PERSON FILING STATEMENT)

                         LIMITED PARTNERSHIP INTERESTS
                         (TITLE OF CLASS OF SECURITIES)

                                   62942E209
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                     J.D. NICHOLS, MANAGING GENERAL PARTNER
                                       OF
                          NTS-PROPERTIES ASSOCIATES IV
                            10172 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 (502) 426-4800
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                       AUTHORIZED TO RECEIVE NOTICES AND
                 COMMUNICATIONS ON BEHALF OF THE PERSON FILING
                                   STATEMENT)

                                    COPY TO:

                              MARK BORRELLI, ESQ.
                            SHEFSKY & FROELICH LTD.
                     444 NORTH MICHIGAN AVENUE, SUITE 2500
                            CHICAGO, ILLINOIS 60611
                                 (312) 836-4014

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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ITEM 1.  SUBJECT COMPANY INFORMATION

         (a) The name of the subject company is NTS-Properties IV, a Kentucky limited partnership (the "Partnership"). The Partnership's principal executive offices are located at 10172 Linn Station Road, Louisville, Kentucky 40223 and its telephone number is (502) 426-4800.

         (b) The subject class of equity securities is limited partnership interests in the Partnership (the "Interests"). As of the date of the Offer, the Partnership had 24,114 outstanding Interests held by 1,559 holders of record.

ITEM 2. IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) The name and business address of the Partnership, which is the person filing this Schedule 14D-9, are set forth in Item 1 above.

         (d) This Schedule 14D-9 relates to an Offer to Purchase dated August 13, 2001 (the "Offer to Purchase") by ORIG, LLC ("ORIG"), a Kentucky limited liability company and affiliate of the Partnership (the "Offeror"), to purchase for cash up to 2,000 Interests from limited partners that are not affiliates of the Offeror, at a price of $230 per Interest, subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") included as exhibits to a Schedule TO (the "Schedule TO") filed by the Offeror, along with additional bidders J.D. Nichols and Brian
F. Lavin, on August 13, 2001. The Offer to Purchase and the Letter of Transmittal have been included as Exhibit (a)(1)(i) and (a)(1)(ii) hereto, respectively, and each is incorporated herein by reference where specifically indicated.

ITEM 3. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         Information contained in Section 11 of the Offer to Purchase is incorporated herein by this reference.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

         (a)-(b) Information contained in the "Risk Factors" of the Offer to Purchase is incorporated herein by this reference.

         (c) Information contained in the Introduction and Section 1 of the Offer to Purchase is incorporated herein by this reference.

ITEM 5.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) Information contained in Section 15 of the Offer to Purchase is incorporated herein by this reference.


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ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (b) Information contained in Section 13 of the Offer to Purchase is incorporated herein by this reference.

ITEM 7.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (d)(1) Information contained in Section 1 of the Offer to Purchase is incorporated herein by this reference.

         (d)(2) Not Applicable.

ITEM 8.  ADDITIONAL INFORMATION.

         (b) None.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

         (a)(1)(i) Offer to Purchase dated August 13, 2001 (Incorporated by reference to Exhibit (a)(1)(i) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
         (a)(1)(ii) Form of Letter of Transmittal (Incorporated by reference to Exhibit (a)(1)(ii) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
         (a)(1)(iii) Form of Affidavit and Indemnification Agreement for Missing Certificate(s) of Ownership (Incorporated by reference to Exhibit (a)(1)(iii) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
         (a)(1)(iv) Form of Letter to Limited Partners (Incorporated by reference to Exhibit (a)(1)(iv) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
         (a)(1)(v) Substitute Form W-9 with Guidelines (Incorporated by reference to Exhibit (a)(1)(v) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
         (a)(2)       None.
         (a)(3)       None.
         (a)(4)       None.
         (a)(5)       None.
         (e) Section 11 of the Offer to Purchase sent by the Partnership to Limited Partners on August 13, 2001 (Incorporated by reference to Exhibit (a)(1)(i) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on August 13,
                 2001).
         (g)          None.




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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    August 13, 2001                  NTS-PROPERTIES IV, a Kentucky limited
                partnership



                                     By:  NTS-PROPERTIES ASSOCIATES IV, a
                                          Kentucky limited partnership and
                                          General Partner

                                     By:  /s/ J.D. Nichols
                                          -------------------------------------
                                          J.D. Nichols, Managing General Partner




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                                    EXHIBITS

Exhibit
Number               Description
(a)(1)(i)            Offer to Purchase dated August 13, 2001 (Incorporated by
                     reference to Exhibit (a)(1)(i) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                     August 13, 2001).
(a)(1)(ii)           Form of Letter of Transmittal (Incorporated by reference to
                     Exhibit (a)(1)(ii) to Schedule TO filed by the Partnership,
                     ORIG, J.D. Nichols and Brian F. Lavin on August 13, 2001).
(a)(I)(iii)          Form of Affidavit and Indemnification Agreement for Missing
                     Certificate(s) of Ownership (Incorporated by reference to Exhibit (a)(1)(iii) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                     August 13, 2001).
(a)(1)(iv)           Form of Letter to Limited Partners (Incorporated by
                     reference to Exhibit (a)(1)(iv) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                     August 13, 2001).
(a)(1)(v)            Substitute Form W-9 with Guidelines (Incorporated by
                     reference to Exhibit (a)(1)(v) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                     August 13, 2001).
(a)(2)               None.
(a)(3)               None.
(a)(4)               None.
(a)(5)               None.
(e)                  Section 11 of the Offer to Purchase dated August 13, 2001
                     (Incorporated by reference to Exhibit (a)(1)(i) to Schedule
                     TO filed by ORIG, J.D. Nichols and Brian F. Lavin on August
                     13, 2001).
(g)                  None.





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